Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12737, 333-164827, 333-184805, 333-199855, 333-228367, 333-228368, 333-233949, and 333-249995 on Form S-8, and Nos. 333-239549 and 333-258526 on Form S-3 of II-VI Incorporated of our reports dated November 29, 2021, relating to the consolidated financial statements of Coherent, Inc. and the effectiveness of Coherent, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Coherent, Inc. for the year ended October 2, 2021 incorporated by reference in this Current Report on Form 8-K of II-VI Incorporated filed on July 1, 2022.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 30, 2022